Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

    THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of December 20, 2013 by and between ZAGG INC,  a Nevada corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

    WHEREAS, Borrower is currently indebted to Bank (the "Loan") pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 7, 2012, as amended from time to time ("Credit Agreement").

    WHEREAS, ZAGG INTELLECTUAL PROPERTY HOLDING CO., INC., a Nevada corporation ("Zagg IP"), ZAGG RETAIL, INC., a Nevada corporation ("Retail"), IFROGZ INC., a Utah corporation ("iFrogz"), and ZAGG LLC, a Nevada limited liability company ("ZAGG LLC" and, together with Zagg IP, Retail, iFrogz, and ZAGG LLC, individually and collectively, as the context requires, the "Guarantor''), each executed a Continuing Guaranty dated December 7, 2012 in favor of Bank (collectively, the "Guaranties").

    WHEREAS, the Loan is secured by that certain (i) Security Agreement dated December 7, 2012 by and between Borrower and Bank; (ii) that certain General Pledge Agreement dated December 7, 2012 by and between Borrower and Bank; (iii) Third Party Security Agreement dated December 7, 2012 by and between iFrogz and Bank; (iv) Third Party Security Agreement dated December 7, 2012 by and between Zagg IP and Bank; (v) Third Party Security Agreement dated December 7, 2012 by and between Retail and Bank; (vi) Third Party Security Agreement dated December 7, 2012 by and between ZAGG LLC and Bank; and (vii) Third Party General Pledge Agreement dated December 7, 2012 by and between iFrogz and Bank (collectively, the "Security Agreements").

    WHEREAS, Bank, Borrower and Guarantor have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

    NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

    1.           Line of Credit Extension.  Section 1.1(a) Line of Credit is hereby amended by deleting "December 1, 2014" as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date "December 1, 2015", with such change to be effective upon the execution and delivery to Bank of a First Modification to Promissory Note dated as of the date hereof and all other contracts, instruments and documents required by Bank to evidence such change.

    2.           Letter of Credit Reduction.  Section 1.1(b) Letter of Credit Subfeature is hereby amended by deleting "Ten Million Dollars ($10,000,000)" as the aggregate undrawn amount of all outstanding Letters of Credit, and by substituting for said amount "Five Million Dollars ($5,000,000)".

    3.           Term Loan Payoff; Termination: Delivery of Term Note.  Section 1.2 Term Loan is hereby deleted in its entirety, without substitution.  The parties hereto acknowledge that upon the execution of this Amendment, Borrower authorizes Bank to pay the Term Note in full with proceeds of the Line of Credit, and Bank will deliver to Borrower the original Term Note to be marked "cancelled".

    4.           Unused Commitment Fee. Section 1.3(d) Unused Commitment Fee is hereby amended by replacing the Unused Commitment Fee Table in its entirety, and the following substituted therefor:

Leverage Ratio	Applicable Unused Commitment Fee (per annum)

1.00 or greater	0.35%

0.65 or greater but
less than 1.00	0.25%

less than 0.65	0.15%

    5.           Financial Covenants.  Section 4.9 Financial Condition is hereby deleted in its entirety, and the following substituted therefor:

"SECTION 4.9.    FINANCIAL CONDITION.  Maintain Borrower's financial condition as follows using GAAP consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower's financial statements for the period ending December 31, 2013.

(a)           Total Liabilities divided by Tangible Net Worth ("Leverage Ratio") not greater than 1.25 to 1.00 at each calendar quarter end, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities, and with "Tangible Net Worth" defined as the aggregate of total stockholders' equity less any intangible assets (including goodwill) and less any loans or advances to, or investments in, any related entities or individuals, including the note receivable from Lorence A. Harmer (the "Harmer Note").

(b)           Adjusted EBITDA not less than $30,000,000 as of each quarter end, determined on a rolling 4-quarter basis, with "Adjusted EBITDA" defined as net profit after tax plus tax expenses (net of deferred tax expense), interest expense (net of capitalized interest expense), depreciation expense, amortization expense, non-cash stock-based compensation, Harmer-Related Expenses, non-cash losses on the equity investment in HzO, and other expenses as Bank may approve in writing in the future in its sole discretion. For purposes of this covenant, the following term has the following meanings:

"Harmer-Related Expenses" means non-cash impairment charges on the Harmer Note not to exceed One Million Two Hundred Thousand Dollars ($1,200,000) in the aggregate.

(c)       Asset Test Ratio not less than 1.70 to 1.00 as of each calendar quarter end.  For purposes of this covenant, the following terms have the following meanings:

(i)           "Asset Test Ratio" means the balance sheet line item for net accounts receivable balance, plus total inventory, all divided by Funded Debt.

(ii)           "Funded Debt" means the sum of all obligations for borrowed money (including subordinated debt), the current portion of long term debt, all other noncurrent long term debt, and all Line of Credit balances per the quarterly financial statement plus all capital lease obligations.

(d)           Borrower shall not incur two (2) consecutive quarterly losses."

(e)           From January 1, 2014, Borrower shall not repurchase .treasury stock in an aggregate amount greater than Fifteen Million Dollars ($15,000,000) in any consecutive twelve (12) month period.

    6.           Conditions Precedent to Closing this Amendment.  This Amendment shall not become effective until the following conditions have been completed and proof of their completion has been provided to Bank.

      On or prior to the execution and delivery of this Amendment, Borrower and Guarantor, as applicable, shall have executed and delivered, or caused to be executed and delivered, to Bank, each in form and substance satisfactory to Bank, such other documents, instruments, resolutions, subordinations, and other agreements as Bank may require in its sole discretion, including, without limitation, First Note Modification Agreement.

    7.           Post-Closing Requirement.  Within thirty (30) days after the date hereof, Borrower shall provide to Bank updated schedules as of the date thereof to the Credit Agreement and Security Agreements, as necessary.

    8.           In consideration of the changes set forth herein and as a condition to the effectiveness hereof, immediately upon signing this Amendment Borrower shall pay to Bank (a) a non-refundable fee of Thirty Thousand Dollars ($30,000); (b) all reasonable legal fees and expenses incurred by Bank in connection herewith or with the Loan and the Loan Documents accrued and unpaid as of the date hereof, including, without limitation, Seven Thousand Eighty-Four Dollars and Fifty-One Cents ($7,084.51) for collateral examination charges; and (c) all other reasonable costs and expenses incurred by Bank in connection with this Amendment.

    9.           Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

    10.           Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein.  Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

GUARANTORS' CONSENT AND REAFFIRMATION

Each of the undersigned guarantors of all indebtedness of ZAGG, INC., a Nevada corporation, to WELLS FARGO BANK, NATIONAL ASSOCIATION hereby:  (i) consents to the foregoing Amendment; (ii) reaffirms its· obligations under its respective Continuing Guaranty; (iii) reaffirms its waivers of each and every one of the defenses to such obligations as set forth in its respective Continuing Guaranty; and (iv) reaffirms that its obligations under its respective Continuing Guaranty are separate and distinct from the obligations of any other party under said Amendment and the other Loan Documents described therein.

GUARANTORS:

ZAGG INTELLECTUAL PROPERTY HOLDING CO., INC.